C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S Pioneer Bancshares, Inc. and Subsidiaries December 31, 2021 and 2020

Contents Independent Auditor’s Report .............................................................................................................................. 1 Financial Statements Consolidated Statements of Financial Condition............................................................................................... 3 Consolidated Statements of Operations ............................................................................................................ 4 Consolidated Statements of Comprehensive Income ......................................................................................... 5 Consolidated Statements of Shareholders’ Equity ............................................................................................. 6 Consolidated Statements of Cash Flows ........................................................................................................... 7 Notes to Consolidated Financial Statements ................................................................................................... 10 Auditor’s Reports: Independent Auditor’s Report on Internal Control Over Financial Reporting ................................................. 46

Crowe LLP Independent Member Crowe Global (Continued) 1. INDEPENDENT AUDITOR'S REPORT To the Board of Directors and the Audit Committee of Pioneer Bancshares, Inc. Austin, Texas Report on the Audit of the Financial Statements Opinion We have audited the consolidated financial statements of Pioneer Bancshares, Inc. and Subsidiaries, which comprise the consolidated balance sheet as of December 31, 2021, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements. In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Pioneer Bancshares, Inc. and Subsidiaries as of December 31, 2021, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America. We also have audited, in accordance with auditing standards generally accepted in the United States of America (GAAS), Pioneer Bancshares, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2021, based on criteria established in the Internal Control—Integrated Framework (2013), issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) relevant to reporting objectives for the express purpose of meeting the regulatory requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA) and our report dated April 12, 2022 expressed an unmodified opinion. Basis for Opinion We conducted our audit in accordance with GAAS. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Pioneer Bancshares, Inc. and Subsidiaries and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Prior Period Financial Statements The consolidated financial statements of Pioneer Bancshares, Inc. and Subsidiaries for the year ended December 31, 2020 were audited by other auditors whose report dated March 22, 2021, expressed an unmodified opinion on those statements.

2. Responsibilities of Management for the Financial Statements Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Pioneer Bancshares, Inc. and Subsidiaries’ ability to continue as a going concern for one year from the date the consolidated financial statements are available to be issued. Auditor’s Responsibilities for the Audit of the Financial Statements Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and, therefore, is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements. In performing an audit in accordance with GAAS, we: • Exercise professional judgment and maintain professional skepticism throughout the audit. • Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements, • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances. • Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements. • Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Pioneer Bancshares, Inc. and Subsidiaries’ ability to continue as a going concern for a reasonable period of time. We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit. Crowe LLP Houston, Texas April 12, 2022

See accompanying notes to consolidated financial statements (3) Pioneer Bancshares, Inc. and Subsidiaries Consolidated Statements of Financial Condition December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) 2021 2020 Assets Cash and due from banks 4,592$ 4,685$ Interest-bearing deposits in financial institutions 419,103 236,706 Cash and cash equivalents 423,695 241,391 Time deposits in banks 351 470 Securities available-for-sale, at fair value 180,144 324,580 Securities held-to-maturity, at cost (fair value of $685 in 2021 and $804 in 2020) 540 605 Loans held for sale - 4,682 Loans held for investment 883,218 1,079,878 Less: allowance for loan losses (7,799) (10,298) Loans held for investment, net 875,419 1,069,580 Premises and equipment, net 39,215 41,153 Bank-owned life insurance 21,251 20,708 Restricted equity securities 10,461 17,607 Net deferred tax asset 18,246 20,964 Accrued interest receivable and other assets 15,331 14,394 Total assets 1,584,653$ 1,756,134$ Liabilities and Shareholders' Equity Liabilities Deposits Noninterest-bearing 334,907$ 287,119$ Interest-bearing 901,600 1,005,153 Total deposits 1,236,507 1,292,272 Federal Home Loan Bank advances 160,000 285,000 Accrued interest payable and other liabilities 6,764 6,527 Total liabilities 1,403,271 1,583,799 Shareholders' Equity Common stock, $1.00 par value, 10,000,000 shares authorized, 6,263,774 and 6,244,774 shares issued and outstanding at December 31, 2021 and 2020, respectively 6,264 6,245 Additional paid-in capital 264,952 263,849 Accumulated deficit (87,575) (99,904) Accumulated other comprehensive income (loss) (2,259) 2,145 Total shareholders' equity 181,382 172,335 Total liabilities and shareholders' equity 1,584,653$ 1,756,134$ December 31

See accompanying notes to consolidated financial statements (4) Pioneer Bancshares, Inc. and Subsidiaries Consolidated Statements of Operations Years Ended December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) 2021 2020 Interest income Loans, including fees 47,813$ 51,925$ Securities 4,724 6,610 Other investments 690 1,114 Total interest income 53,227 59,649 Interest expense Deposits 6,316 12,729 Borrowed funds 2,844 4,302 Total interest expense 9,160 17,031 Net interest income 44,067 42,618 (Reduction) provision for loan losses (2,650) 4,440 Net interest income after provision for loan losses 46,717 38,178 Noninterest income Service charges on depository accounts 2,823 2,707 Gain on sale of loans 1,167 1,251 Gain on sale of securities 32 6,206 Income on bank-owned life insurance 543 602 Earnings on correspondent bank balances - 798 Other 564 741 Total noninterest income 5,129 12,305 Noninterest expense Salaries and employee benefits 21,307 20,747 Net occupancy and equipment 4,538 4,696 Data processing and IT 4,310 4,266 Professional fees 1,804 1,334 Federal Deposit Insurance Corporation (FDIC) insurance assessment 1,098 1,101 Amortization of intangible assets 77 465 Other 2,631 3,921 Total noninterest expense 35,765 36,530 Income before income taxes 16,081 13,953 Income tax expense 3,761 2,891 Net income 12,320$ 11,062$ Year Ended December 31

See accompanying notes to consolidated financial statements (5) Pioneer Bancshares, Inc. and Subsidiaries Consolidated Statements of Comprehensive Income Years Ended December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) 2021 2020 Net income 12,320$ 11,062$ Other comprehensive (loss) income, before tax: Change in fair value of cash flow hedges 943 - Securities available-for-sale: Net unrealized (loss) gain arising during period (6,485) 6,977 Reclassification of gain to net income (32) (6,206) Other comprehensive (loss) income before tax (5,574) 771 Income tax (benefit) expense related to items of other comprehensive (loss) income (1,170) 162 Other comprehensive (loss) income, net of tax (4,404) 609 Comprehensive income, net 7,916$ 11,671$ Year Ended December 31

See accompanying notes to consolidated financial statements (6) Pioneer Bancshares, Inc. and Subsidiaries Consolidated Statements of Shareholders’ Equity Years Ended December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) Accumulated Additional Other Total Paid-in Accumulated Comprehensive Shareholders' Shares Amount Capital Deficit Income (loss) Equity Balance - January 1, 2020 6,236,774 6,237$ 262,896$ (110,966)$ 1,536$ 159,703$ Stock-based compensation expense - - 831 - - 831 Restricted stock award expense - - 34 - - 34 Exercise of stock options 8,000 8 88 - - 96 Comprehensive income - - - 11,062 609 11,671 Balance - December 31, 2020 6,244,774 6,245 263,849 (99,904) 2,145 172,335 Stock-based compensation expense - - 754 - - 754 Restricted stock award expense - - 34 - - 34 Exercise of stock options 19,000 19 315 - - 334 Comprehensive income (loss) - - - 12,320 (4,404) 7,916 Adoption of ASU 2016-02 - - - 9 - 9 Balance - December 31, 2021 6,263,774 6,264$ 264,952$ (87,575)$ (2,259)$ 181,382$ Common Stock

See accompanying notes to consolidated financial statements (7) Pioneer Bancshares, Inc. and Subsidiaries Consolidated Statements of Cash Flows Years Ended December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) 2021 2020 Operating activities Net income 12,320$ 11,062$ Adjustments to reconcile net income to net cash provided by operating activities: (Reduction) provision for loan losses (2,650) 4,440 Depreciation and amortization 2,429 3,083 Amortization and accretion on securities 2,083 3,308 Amortization of loan origination fees and costs, net (3,030) (803) Accretion related to acquired loans 65 (71) Gain on sale of loans (1,167) (1,251) Income on bank-owned life insurance (543) (602) Deferred tax expense 3,888 2,891 Change in loans held for sale 5,849 (2,884) Net loss (gain) on sale of securities 32 (6,206) Stock-based compensation 788 865 Net change in fair value of equity security - 2 Changes in operating assets and liabilities: Accrued interest receivable and other assets (261) (4,784) Accrued interest payable and other liabilities 237 (2,385) Net cash provided by operating activities 20,040 6,665 Investing activities Maturity of time deposits in banks 119 - Securities available-for-sale: Purchases (460,539) (948,767) Sales 295,519 170,705 Proceeds from maturities and pay downs 301,023 769,398 Proceeds from maturity of security held-to-maturity 65 65 Net decrease (increase) in loans held for investment 199,776 (86,123) Proceeds from sales of foreclosed assets - 2,227 Purchases of bank premises and equipment, net (414) (1,036) Net (increase) decrease in restricted investment securities 7,146 6,845 Net cash provided by (used in) investing activities 342,695 (86,686) Year Ended December 31

See accompanying notes to consolidated financial statements (8) Pioneer Bancshares, Inc. and Subsidiaries Consolidated Statements of Cash Flows - continued Years Ended December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) 2021 2020 Financing activities Net (decrease) increase in deposits (55,765) 219,856 Net change in federal home loan bank borrowings (125,000) (170,000) Exercise of stock options 334 96 Net cash (used in) provided by financing activities (180,431) 49,952 Net increase (decrease) in cash and cash equivalents 182,304 (30,069) Cash and cash equivalents at beginning of year 241,391 271,460 Cash and cash equivalents at end of year 423,695$ 241,391$ Supplemental disclosure of cash flow information Cash paid during the period for interest 9,568$ 17,117$ Cash paid during the period for income taxes -$ -$ Year Ended December 31

(10) Pioneer Bancshares, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) Note 1 - Organization and Summary of Significant Accounting and Reporting Policies Nature of Operations and Principles of Consolidation The accompanying consolidated financial statements include the accounts of Pioneer Bancshares, Inc. and its wholly owned subsidiary, Pioneer Bank, SSB (the Bank) and its wholly owned subsidiary Crockett Building Group, Inc., referred to collectively as the “Company”. Intercompany balances and transactions have been eliminated in consolidation. The Company, through its subsidiary banking operations, provides a broad line of financial products and services for small to medium-sized businesses and consumers. The Company operates from its headquarters in Austin, Texas and 19 banking offices located primarily in the Austin, Houston, San Antonio, and Dallas metro areas. Its primary deposit products are checking, savings, money market, and term certificate accounts, and its primary lending products are commercial, construction and land development, commercial and residential mortgage, and consumer loans. Substantially all of the Company’s loans, commitments, and letters of credit have been granted to customers in the Company’s market areas. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flows from operations of businesses, including the successful completion of construction and land development projects. The customers’ ability to repay their loans is dependent on the real estate and general economic conditions in their respective market area. The Company’s primary sources of revenue are from lending and investing activities, along with income earned on balances at correspondent banks and fees for banking services provided. Basis of Presentation The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”) and prevailing practices within the banking industry. A summary of significant accounting policies follows. Use of Estimates In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions based on available information. These estimates and assumptions affect the reported amounts in the consolidated financial statements and the disclosures provided, and actual results could differ. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, valuation of deferred tax assets, and the estimated fair values of financial instruments. The Company has applied its critical accounting policies and estimation methods consistently in all periods presented in these consolidated financial statements. Cash and Cash Equivalents Cash and cash equivalents include cash and deposits with other financial institutions that have an initial maturity of 90 days or less.

(11) Pioneer Bancshares, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) Balances in transaction accounts at other financial institutions may exceed amounts covered by federal deposit insurance. Management regularly evaluates the credit risk associated with other financial institutions and believes that the Company is not exposed to any significant credit risks on cash and cash equivalents. Based on the type and amount of deposits received, the Bank must maintain an appropriate cash reserve in accordance with Federal Reserve Bank reserve requirements. The total of those reserve requirements were approximately $363.2 million as of December 31, 2020. There was no reserve requirement as of December 31, 2021. Time Deposits in Banks Time deposits in banks have a maturity of more than 90 days and are carried at cost. Time deposits in banks are typically covered by deposit insurance. Securities Securities are classified between two categories at the time the securities are purchased: held-to-maturity and available-for-sale. The Company does not hold trading securities. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to- maturity and recorded at amortized cost. Debt securities are classified as available-for-sale when they might be sold before maturity. Securities available-for-sale are carried at fair value, with unrealized gains and losses reported in other comprehensive income (loss), net of tax. Securities available-for-sale may be sold as part of the Company’s asset/liability strategy or in response to changes in interest rate risk, prepayment risk, and other economic factors. Unrealized losses on held-to-maturity and available-for-sale securities are evaluated by management to determine whether declines in fair value below amortized cost are other than temporary. In estimating other-than-temporary impairment (“OTTI”) losses on debt securities, management considers a number of factors including, but not limited to, the length of time and the extent to which the fair value has been less than the amortized cost, the financial condition and near-term prospects of the issuer, and current market conditions. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: (1) OTTI related to credit loss, which must be recognized in the consolidated statements of operations and (2) OTTI related to other factors, which is recognized in other comprehensive income (loss). Securities are accounted for on a trade-date basis. Premiums and discounts are amortized and accreted to operations using the level-yield method of accounting and adjusted for prepayments as applicable. The specific identification method is used to compute gains or losses on the sales of these assets.

(12) Pioneer Bancshares, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) Restricted Equity Securities Restricted equity securities include Federal Home Loan Bank (“FHLB”) stock, The Independent BankersBank (“TIB”) stock, and Federal Agricultural Mortgage Corporation stock (“Farmer Mac”). The Company carries its investment in Farmer Mac at fair value, with changes in fair value recognized in other noninterest income in the consolidated statement of operations. All other restricted equity securities are carried at cost on the consolidated balance sheets. These equity securities are “restricted” in that they can only be sold back to the respective institution or another member institution at par. Therefore, they are less liquid than other marketable equity securities. The Company views its investment in these restricted equity securities as a long-term investment. Accordingly, when evaluating for impairment, the value is determined based on the ultimate recovery of the par value, rather than recognizing temporary declines in value. No other-than-temporary write-downs have been recorded on these securities. Dividends and other distributions on these investments are recognized in other noninterest income. Loans Held for Sale Certain commercial and residential mortgage loans are originated for sale in the secondary loan market. These loans are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. No unrealized losses were recognized during 2021 or 2020. Gains and losses on the sale of loans classified as held for sale are recorded on the trade date using the specific- identification method. Loans Held for Investment Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of an allowance for loan losses and deferred fees or costs. Interest on originated loans is recognized by using either the simple interest or amortized method. Loan origination fees and certain direct origination costs are deferred and recognized as an adjustment to the related loan yield over the contractual life of the loan. Interest income on mortgage and commercial loans is generally discontinued at the time the loan is 90 days delinquent (nonaccrual status) unless the loan is well-secured and in the process of collection. Consumer loans are typically charged off when they are 120 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. In response to the ongoing COVID-19 pandemic, the Company allowed modifications, such as payment deferrals for up to 90 days and temporary forbearance, to credit-worthy borrowers who are experiencing temporary hardship due to the effects of COVID-19. These modifications generally meet the criteria of the Coronavirus Aid, Relief, and Economic Security (CARES) Act, and therefore, the Company does not account for such loan modifications as Troubled Debt Restructuring (TDRs), nor are loans granted payment deferrals related to COVID-19 reported as past due or placed on nonaccrual status (provided the loans were not past due or on nonaccrual status prior to the deferral). The Company elected to accrue and recognize interest income on these modifications during the payment deferral period.

(13) Pioneer Bancshares, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. A loan may be returned to accrual status when all the principal and interest amounts contractually due are brought current and future principal and interest amounts contractually due are reasonably assured, which is typically evidenced by a sustained period (at least six months) of repayment performance by the borrower. Premiums paid on purchased loans are capitalized and recognized as an adjustment to the related loan yield over the contractual life of the loan. Paycheck Protection Program The Company participated in the Paycheck Protection Program (“PPP”), which is a loan program that originated from the CARES Act and was subsequently expanded by the Paycheck Protection Program and Health Care Enhancement Act. The PPP is designed to provide U.S. small businesses with cash-flow assistance through loans fully guaranteed by the Small Business Administration (“SBA”). If the borrower meets certain criteria and uses the proceeds towards certain eligible expenses, the borrower’s obligation to repay the loan can be forgiven up to the full principal amount of the loan and any accrued interest. Upon borrower forgiveness, the SBA pays the Company for the principal and accrued interest owed on the loan. If the full principal of the loan is not forgiven, the loan will operate according to the original loan terms with the 100 percent SBA guaranty remaining. As of December 31, 2021 and 2020, the Company had approximately 244 and 656 PPP loans with outstanding balances totaling $22.6 and $88.7 million which are included in “Loans held for investment” in the consolidated balance sheets, respectively. As compensation for originating the loans, the Company received lender processing fees from the SBA, which are capitalized, along with the loan origination costs, and will be amortized over the loans’ contractual lives and recognized as interest income. Upon forgiveness of a loan and repayment by the SBA, any unrecognized net capitalized fees and costs related to the loan will be recognized as interest income in that period. Purchased Credit Impaired Loans As part of the merger with FC Holdings, Inc. in 2016, the Company acquired loans for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The Company accounts for purchased credit impaired loans (“PCI loans”) according to Accounting Standards Codification (“ASC”) 310-30, Accounting for Certain Loans or Debt Securities acquired in a Transfer. These purchased credit impaired loans are recorded at fair value, such that there is no carryover of the acquired Company’s allowance for loan losses. After acquisition, additional expected losses are recognized by an increase in the allowance for loan losses. Purchased credit impaired loans are accounted for individually. The fair value of the PCI loan portfolio is estimated using key assumptions including default rates, loss severities, estimated recovery periods, and other factors that reflect current market conditions. The Company estimates the amount and timing of expected cash flows for each loan, and the expected cash flows in excess of amounts paid are recorded as interest income over the remaining life of the loan (accretable yield). The excess of the loan’s contractual principal and interest over expected cash flows is not recorded (nonaccretable difference).

(14) Pioneer Bancshares, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) Over the life of the loan, expected cash flows continue to be estimated. If the present value of expected cash flows is less than the carrying amount, a loss is recorded. If the present value of expected cash flows is greater than the carrying amount, it is recognized as part of future interest income. There were no PCI loans recorded at December 31, 2021. Allowance for Loan Losses The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the loan balance is uncollectible or within the guidelines of the Retail Credit Classification Policy. Subsequent recoveries, if any, are credited to the allowance. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. See Note 3 for additional information on the allowance for loan losses. Premises and Equipment Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation expense is computed principally using the straight-line method over the estimated useful lives of the assets, generally three to thirty years. Leasehold improvements are amortized over the life of the lease or the estimated useful lives of the assets, whichever is shorter. Land is carried at cost. Bank-Owned Life Insurance The Company has purchased life insurance policies on certain employees. Bank-owned life insurance (“BOLI”) is recorded at the amount that can be realized under the insurance contract at the consolidated balance sheet dates, which is the cash surrender value. Foreclosed Assets and Other Real Estate Owned Assets acquired by foreclosure are initially recorded at the fair value of the property, less any estimated holding and selling costs, as applicable, at the time of foreclosure establishing a new cost basis. If necessary, at the time of foreclosing, any excess of the related loan balance over fair value (less estimated costs to sell) is charged to the allowance for loan losses. Subsequent to foreclosure, the asset is carried at the lower of its new cost basis or fair value, less estimated costs to sell. Subsequent adjustments to reflect increases or decreases in value related to the new cost basis are recorded in earnings in the period such determination is assessed. For the years ended December 31, 2021 and 2020, $502 and $254, respectively in write-downs relating to subsequent changes in value have been recorded in other noninterest income. Goodwill and Core Deposit Intangibles, net Goodwill resulting from business combinations is generally determined as the excess of the fair value of the consideration transferred over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill is not amortized but tested for impairment at least annually or more frequently if events and circumstances exist that indicate that a goodwill impairment test should be performed. Goodwill is the only intangible asset with an indefinite life on the Company’s consolidated balance sheets. As of December 31, 2021 and 2020, the Company had recorded goodwill balances of $2.6 million which is included in accrued interest receivable and other assets in the consolidated balance sheets.

(15) Pioneer Bancshares, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) The Company’s core deposit intangibles arise from bank acquisitions and are amortized on a straight-line basis over their estimated useful lives of five years. Stock Based Compensation Compensation cost is recognized for stock options and restricted stock awards issued to employees based on the fair value of these awards at the date of grant. The expense associated with stock-based compensation is recognized over the required service period, defined as the vesting period of each individual arrangement. Compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. The fair value of stock options granted is estimated at the date of grant using the Black-Scholes option-pricing model and the fair value of restricted stock awards is based upon the latest valuation of the Company’s common stock. Off-Balance-Sheet Credit Related Financial Instruments In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under commercial lines of credit and letters of credit. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. These financial instruments are recorded when they are funded. The Company calculates estimated losses on these commitments generally based on the historical loss factors for each type of loan commitment and carries an allowance, if required, in other liabilities, with any increases or decreases to the allowance included in noninterest expense. Fair Values of Financial Instruments The Company estimates the fair value of financial instruments based on the fair value hierarchy. Fair value estimates involve uncertainties and matters of judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of benchmarks for items. Changes in assumptions or in market conditions could significantly affect the estimates. Revenue From Contracts With Customers ASC 606, Revenue From Contracts With Customers ("ASC 606"), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the Company's contracts to provide goods or services to customers. The majority of our revenue-generating transactions are not subject to ASC 606, including revenue generated from financial instruments, such as our loans and investment securities, as these activities are subject to other GAAP discussed elsewhere within our disclosures. Revenue-generating activities that are within the scope of ASC 606, which are presented in our statement of operations as components of service charges on depository accounts in noninterest income, include: • General service fees for monthly account maintenance and activity or transaction-based fees. • Revenue related to overdraft and non-sufficient funds fees. These fees are recognized when our performance obligation is completed which is generally monthly for account maintenance services or when a transaction has been completed. Payment for such performance obligations are generally received at the time the performance obligations are satisfied.

(16) Pioneer Bancshares, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) Transfers of Financial Assets Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (i) the assets have been isolated from the Company, (ii) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (iii) the Company does not maintain effective control over the transferred assets through an agreement to repurchase before their maturity. Comprehensive Income (Loss) Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss) which includes unrealized gains and losses on securities available-for-sale which are also recognized as separate components of equity. Income Taxes Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax basis of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the expected amount most likely to be realized. Realization of deferred tax assets is dependent upon the generation of a sufficient level of future taxable income. Interest and/or penalties related to income taxes are reported as a component of income tax expense. The Company files a consolidated income tax return with its wholly owned subsidiaries. In accordance with Financial Accounting Standards Board (“FASB”) ASC 740, Income Taxes, the Company believes that it has no uncertain tax provisions that qualify for either recognition or disclosure in the financial statements. Federal income tax expense or benefit has been allocated to subsidiaries on a separate return basis. Note 2 - Securities The amortized cost and estimated fair values of debt securities available-for-sale and held-to-maturity at December 31 are summarized as follows: Gross Gross Amortized Unrealized Unrealized Estimated December 31, 2021 Cost Gains Losses Fair Value Available-for-Sale Mortgage-backed securities 11,050$ -$ (108)$ 10,942$ Corporate debt securities 20,529 - (654) 19,875 Obligations of state and political subdivisions: Taxable 152,005 129 (3,169) 148,965 SBA pools 362 - - 362 Total securities available-for-sale 183,946$ 129$ (3,931)$ 180,144$ Held-to-Maturity Obligations of state and political subdivisions 540$ 145$ -$ 685$

(17) Pioneer Bancshares, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) Gross Gross Amortized Unrealized Unrealized Estimated December 31, 2020 Cost Gains Losses Fair Value Available-for-Sale Mortgage-backed securities 135,015$ 1,978$ (230)$ 136,763$ Corporate debt securities 45,723 483 (403) 45,803 Obligations of state and political subdivisions: Tax-exempt 2,662 77 - 2,739 Taxable 135,575 1,325 (553) 136,347 SBA pools 2,890 38 - 2,928 Total securities available-for-sale 321,865$ 3,901$ (1,186)$ 324,580$ Held-to-Maturity Obligations of state and political subdivisions 605$ 199$ -$ 804$ Mortgage-backed securities, which includes collateralized mortgage obligations, consist principally of Government National Mortgage Association (“GNMA”), Federal National Mortgage Association (“FNMA”) and Federal Home Loan Mortgage Corporation (“FHLMC”) pass-through and participation certificates. GNMA securities are guaranteed by the full faith and credit of the United States, while FNMA and FHLMC securities are fully guaranteed by those respective United States government-sponsored agencies, and conditionally guaranteed by the full faith and credit of the United States. The amortized cost and estimated fair value of securities at December 31, 2021, by contractual maturities, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities, which include collateralized mortgage obligations, are shown separately since they are not due at a single maturity date. Amortized Estimated Available-for-Sale Cost Fair Value 1 year or less -$ -$ 1 year through 5 years - - 5 years through 10 years 36,129 35,387 After 10 years 136,767 133,815 172,896 169,202 Mortgage-backed securities 11,050 10,942 183,946$ 180,144$ Held-to-Maturity 1 year or less -$ -$ 1 year through 5 years - - 5 years through 10 years 540 685 After 10 years - - 540$ 685$

Pioneer Bancshares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(Amounts in thousands, except for share and per share data)

Available-for-sale debt securities with carrying amounts of approximately $17.6 million and $140.5 million were pledged to secure public deposits and other borrowings at December 31, 2021 and 2020, respectively.

The following table shows gross unrealized losses and fair value by length of time for individual securities that have been in a continuous unrealized loss position at December 31.

	Less Than Twelve Months		Over Twelve Months		Total	
	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value
2021						
Mortgage-backed securities	$ (108)	$ 2,400	$ -	$ -	$ (108)	$ 2,400
Corporate debt securities	(385)	13,575	(269)	6,300	(654)	19,875
Obligations of state and political subdivisions:						
Taxable	(2,339)	103,289	(830)	20,945	(3,169)	124,234
	$ (2,832)	$ 119,264	$ (1,099)	$ 27,245	$ (3,931)	$ 146,509
2020						
Mortgage-backed securities	$ (203)	$ 31,997	$ (27)	$ 2,257	$ (230)	$ 34,254
Corporate debt securities	(403)	17,685	-	-	(403)	17,685
Obligations of state and political subdivisions:						
Taxable	(553)	48,236	-	-	(553)	48,236
	$ (1,159)	$ 97,918	$ (27)	$ 2,257	$ (1,186)	$ 100,175

During 2021 and 2020, the Company did not record any OTTI. While some of the securities held in the investment portfolio have decreased in value since the date of acquisition, the severity of loss and the duration of the loss position are not believed to be significant enough to warrant OTTI of the securities. Factors considered in the Company's analysis include the reasons for the unrealized loss position, the severity and duration of the unrealized loss position, creditworthiness, and forecasted performance of the investee. The Company does not intend, nor is it likely that the Company will be required to sell these securities before the recovery of the cost basis.

During 2021, the Company sold $295.5 million in securities and recorded a net gain on the sales of $32 thousand. During 2020, the Company sold $170.7 million in securities and recorded a net gain on the sales of $6.2 million.

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(19) Pioneer Bancshares, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) Note 3 - Loans Held for Investment and Allowance for Loan Losses Loans held for investment at December 31 consisted of the following: 2021 2020 Commercial: Commercial 110,855$ 188,290$ Commercial real estate 471,495 469,720 Real estate construction and land 129,936 180,820 Total commercial 712,286 838,830 Consumer: Residential real estate first lien 90,018 124,581 Residential real estate second lien 47,214 78,157 Consumer and other 34,531 39,263 Total consumer 171,763 242,001 884,049 1,080,831 Net deferred loan origination costs and unamortized premium and discount (831) (953) Total loans held for investment 883,218$ 1,079,878$ Loan Origination and Risk Management The Company has certain lending policies, guidelines and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews procedures and guidelines regularly and the Board of Directors approves these policies at least annually. A reporting system supplements the review process by providing management with frequent reports related to loan production, loan quality, portfolio composition, portfolio concentrations, loan delinquencies, and nonaccrual and potential problem loans. Commercial loans are underwritten after evaluating and understanding the borrower’s scope of operations. Upon the determination of a legitimate credit need, the Company examines current and projected cash flows to determine the ability of the borrower to repay obligations as agreed. Commercial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the grantor. The cash flows of the borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may incorporate a personal guarantee; however, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. Commercial real estate loans are subject to underwriting standards and processes similar to commercial loans, in addition to those of real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate.

(20) Pioneer Bancshares, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) Commercial real estate lending typically involves higher loan principal amounts, and the repayment of these loans is generally dependent on the successful operation of the property securing the loan or the operating entity occupying the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets, sub-markets, or in the general economy. The properties securing the Company’s commercial real estate portfolio are diverse in terms of type and geographic location. This diversity helps reduce the Company’s exposure to adverse economic events that affect any single market or industry. Management monitors and evaluates commercial real estate loans based on collateral, geography, occupancy, and risk grade criteria. Generally, the Company avoids financing single-purpose projects unless mitigated by other factors. The Company also utilizes third-party experts, primarily real estate appraisers, as well as real estate analytics providers for insight and guidance about economic conditions and trends affecting the market areas it serves. In addition, management tracks the level of commercial real estate by occupancy type. Construction loans are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analysis of absorption and lease rates, and financial analysis of the developers and property owners. Construction loans are generally based upon estimates of costs and value associated with the completed project. Construction loans often involve the disbursement of funds with repayment substantially dependent on the ultimate success of the project. Sources of repayment for these types of loans may be permanent loan commitments from approved long-term lenders, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are monitored by on-site inspections and are considered to have higher risks due to the nature of construction lending, general economic conditions, and the availability of long-term financing. The Company originates residential real estate and consumer loans utilizing a computer-based loan origination system to supplement the underwriting process. Management has developed policies and procedures to monitor and manage consumer loan risk. This activity, coupled with relatively small loan amounts that are spread across many individual borrowers, minimizes risk. Additionally, trend and outlook reports are regularly reviewed by management. Underwriting standards for home equity loans are heavily influenced by statutory requirements, which include, but are not limited to, a maximum combined loan-to-value percentage of 80%, collection remedies, the number of such loans a borrower can have at one time, and documentation requirements. The portfolio consists of various types of loans outstanding predominantly to borrowers located in Texas. Loans made outside of Texas are made to known Texas borrowers with an out of state need.

Pioneer Bancshares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(Amounts in thousands, except for share and per share data)

The age analysis of loans was as follows:

	Loans Past Due and Still Accruing					
December 31, 2021	30-89 Days	90 Days or More	Total	Nonaccrual Loans	Current Loans	Total Loans
Commercial:						
Commercial	$ 3	$ -	$ 3	$ 326	$ 110,526	$ 110,855
Commercial real estate	-	-	-	3,822	467,673	471,495
Real estate construction and land	151	-	151	-	129,785	129,936
Total commercial	154	-	154	4,148	707,984	712,286
Consumer:						
Residential real estate first lien	714	-	714	701	88,603	90,018
Residential real estate second lien	151	-	151	21	47,042	47,214
Consumer and other	33	-	33	2	34,496	34,531
Total consumer	898	-	898	724	170,141	171,763
Total	$ 1,052	$ -	$ 1,052	$ 4,872	$ 878,125	$ 884,049
December 31, 2020						
Commercial:						
Commercial	$ -	$ -	$ -	$ 1,107	$ 187,183	$ 188,290
Commercial real estate	1,535	2,254	3,789	5,757	460,174	469,720
Real estate construction and land	-	-	-	-	180,820	180,820
Total commercial	1,535	2,254	3,789	6,864	828,177	838,830
Consumer:						
Residential real estate first lien	89	-	89	1,237	123,255	124,581
Residential real estate second lien	92	-	92	57	78,008	78,157
Consumer and other	16	-	16	72	39,175	39,263
Total consumer	197	-	197	1,366	240,438	242,001
Total	$ 1,732	$ 2,254	$ 3,986	$ 8,230	$ 1,068,615	$ 1,080,831

In response to the ongoing COVID-19 pandemic, the Company allowed modifications, such as payment deferrals for up to 90 days and temporary forbearance, to credit-worthy borrowers who are experiencing temporary hardship due to the effects of COVID-19. These short-term modifications generally meet the criterial of the CARES Act and, therefore, they are not reported as past due or placed on nonaccrual status (provided the loans were not past due or on nonaccrual status prior to the deferral). The Company elected to accrue and recognize interest income on these modifications during the payment deferral period.

Troubled Debt Restructurings

The restructuring of a loan is considered a troubled debt restructuring ("TDR") if both (i) the borrower is experiencing financial difficulties and (ii) the creditor has granted a concession. Concessions may include reducing interest rates below market rates, principal forgiveness, restructuring amortization schedules and other actions intended to minimize potential losses.

In March 2020, the CARES Act was passed, which, among other things, allows the Company to suspend the requirements for certain loan modifications to be categorized as a TDR, including the related impairment for accounting purposes. On December 27, 2020, the Consolidated Appropriations Act 2021 was signed into law.

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(22) Pioneer Bancshares, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) Section 541 of this legislation, “Extension of Temporary Relief From Troubled Debt Restructurings and Insurer Clarification,” extends certain relief provisions from the March CARES Act that were set to expire at the end of 2020. This new legislation extends the relief to financial institutions to suspend TDR assessment and reporting requirements under GAAP for loan modifications to the earlier of 60 days after the national emergency termination date or January 1, 2022. The Bank’s COVID-19 payment deferral programs allow for a deferral of principal and/or interest payments with such deferred principal payments generally due and payable upon maturity date of the existing loan. The portfolio of active deferrals that have not reached the end of their deferral period was approximately $15.5 million as of December 31, 2020. There were no loans in active deferral as of December 31, 2021. COVID-19 related loan modifications of approximately $152.3 million have returned to agreed-upon contractual terms and had made at least one required principal and/or interest payment since the end of their initial deferral period. Such loans represent elevated risk; therefore, management continues to monitor these loans. The extent to which these measures will impact the Bank is uncertain, and any progression of loans, whether receiving COVID-19 payment deferrals or not, into nonaccrual status during future periods is uncertain and will depend on future developments that cannot be predicted. There were no new TDRs granted during the years ended December 31, 2021 and 2020, that do not qualify for the CARES Act exemptions. Impaired Loans Loans are considered impaired when, based on current information and events, it is probable the Company will be unable to collect all amounts due in accordance with the contractual terms of the loan agreement, including scheduled principal and interest payments. The Company individually assesses and evaluates for impairment loans over $100 thousand. Impairment is evaluated for loans below this threshold using an automated loan-to-value analysis or discounted cash flow method, depending on collateral. The identification of loans that may be impaired is based on a loan review process whereby the Company maintains an internally classified loan list. Loans on this listing are classified as Substandard or Doubtful based on probability of repayment, collateral valuation, and related collectability. Additionally, loans meeting the criteria of a troubled debt restructuring or that are on nonaccrual are also considered impaired. Interest payments on impaired loans are typically applied to principal unless the loan remains on accrual status. Impaired loans, or portions thereof, are charged off when deemed uncollectible. Interest income recognized on impaired loans during 2021 and 2020 was not material. Acquired loans are recorded at fair value with no allowance brought forward in accordance with acquisition accounting. Acquired impaired loans with an accretable yield are considered to be accruing and performing even though collection of contractual payments on the loans may be in doubt, because income continues to be accreted as long as expected cash flows are reasonably estimable.

(23) Pioneer Bancshares, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) The following table presents additional information regarding individually evaluated impaired loans: Unpaid Average Recorded Principal Related Recorded December 31, 2021 Investment Balance Allowance Investment With no specific allowance recorded: Commercial: Commercial 289$ 1,271$ -$ 1,076$ Commercial real estate 9,784 12,015 - 20,507 Consumer: Residential real estate first lien 1,339 1,339 - 1,898 Residential real estate second lien 208 241 505 Consumer and other - - - 10 With a specific allowance recorded: Commercial: Commercial 686$ 1,750$ 397$ 1,116$ Commercial real estate 9,119 12,621 616 8,566 Consumer: Residential real estate first lien - - - 49 Residential real estate second lien 63 63 6 139 Consumer and other 2 2 2 49 Total: Commercial 19,878$ 27,657$ 1,013$ 31,264$ Consumer 1,612 1,645 8 2,648 21,490$ 29,302$ 1,021$ 33,911$

Pioneer Bancshares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(Amounts in thousands, except for share and per share data)

December 31, 2020								
With no specific allowance recorded:								
Commercial:								
Commercial	$	1,862	$	2,850	$	-	$	1,464
Commercial real estate		31,229		31,345		-		20,296
Consumer:								
Residential real estate first lien		2,457		2,478		-		1,820
Residential real estate second lien		801		1,090				745
Consumer and other		19		19		-		12
With a specific allowance recorded:								
Commercial:								
Commercial	$	1,545	$	3,516	$	929	$	3,127
Commercial real estate		8,013		8,179		528		4,542
Consumer:								
Residential real estate first lien		97		97		10		98
Residential real estate second lien		214		214		31		311
Consumer and other		95		96		96		69
Total:								
Commercial	$	42,649	$	45,890	$	1,457	$	29,429
Consumer		3,683		3,994		137		3,055
	$	46,332	$	49,884	$	1,594	$	32,484

Credit Quality Indicators

As part of the ongoing monitoring of the credit quality of the Company's loan portfolio, management tracks certain credit quality indicators including trends related to (i) the level of classified loans, (ii) the delinquency status of loans, (iii) net charge-offs, (iv) nonaccrual loans and (v) general economic conditions.

The Company utilizes a risk grading matrix to assign a risk grade to each of its commercial loans. Loans are graded on a scale of 1 to 9. A description of the general characteristics of the 9 risk grades is as follows.

Pass—Grades 1 to 6

While there is no formal regulatory definition for Pass credits, credits not otherwise rated Special Mention, Substandard, or Doubtful are considered to be Pass credits. The Company utilizes a granular approach in assigning Pass risk grades to account for, among other things, the financial strength and capacity of the borrower and/or guarantors, and the nature, quality, liquidity, and quantity of the collateral held. Grade 1 loans are fully secured by cash or cash equivalent collateral. Grade 2 loans are fully secured by properly margined marketable securities, bonds, or cash surrender value of life insurance. Grade 3 borrowers have strong financial condition and abundant debt service capacity. The loan is well secured or the strength of the borrower/guarantor may warrant unsecured credit. The loan is performing as agreed, and the financial characteristics and trends exceed industry statistics. Grade 4 borrowers have satisfactory and stable financial condition. The borrower has satisfactory debt service capacity and the loan is well secured. The loan is performing as agreed, and the financial characteristics and trends fall in line with industry statistics. Grade 5 borrowers have satisfactory financial condition.

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Pioneer Bancshares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(Amounts in thousands, except for share and per share data)

Cash flow may be strained, but the loan is still generally performing as agreed. Collateral values adequately preclude loss. Financial characteristics and trends lag industry statistics. Grade 6 borrowers exhibit less than satisfactory financial condition. Stress on cash flow has resulted in payment delinquencies or outside support to make timely payments. Collateral values adequately preclude loss. There may be limited noncompliance with loan covenants.

Special Mention—Grade 7

For a Special Mention asset, or a Grade 7, the borrower's financial condition is deficient. Payment delinquencies may be more common. Collateral values still protect from loss, but margins are narrow. A loan may be reliant on secondary sources of repayment, including liquidation of collateral and guarantor support. Substantial noncompliance with loan covenants exists.

Substandard—Grade 8

A Substandard asset, or a Grade 8 loan, is inadequately protected by the current sound, worth, and capacity of the obligor or of the collateral pledged, if any. Assets so classified must have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Substandard loans are placed on nonaccrual when management doubts a borrower's ability to meet payment obligations, which typically occurs when principal or interest payments are 90 days or more past due.

Doubtful—Grade 9

An asset classified Doubtful, or a Grade 9 loan, has all the weaknesses inherent in one classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.

The credit risk profile of commercial loans aggregated by internally assigned grades was as follows:

	Commercial		Commercial Real Estate		Real Estate Construction and Land		Total Commercial	
December 31, 2021								
Pass	$ 109,204	98.5 %	$ 430,761	91.4 %	$ 129,936	100.0 %	$ 669,901	94.0 %
Watch	1,325	1.2	36,912	7.8	-	-	38,237	5.4
Nonaccrual	326	0.3	3,822	0.8	-	-	4,148	0.6
Total	$ 110,855	100.0 %	$ 471,495	100.0 %	$ 129,936	100.0 %	$ 712,286	100.0 %
December 31, 2020								
Pass	$ 184,937	98.2 %	$ 429,957	91.6 %	$ 180,820	100.0 %	$ 795,714	94.9 %
Watch	2,246	1.2	34,006	7.2	-	-	36,252	4.3
Nonaccrual	1,107	0.6	5,757	1.2	-	-	6,864	0.8
Total	$ 188,290	100.0 %	$ 469,720	100.0 %	$ 180,820	100.0 %	$ 838,830	100.0 %

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Pioneer Bancshares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(Amounts in thousands, except for share and per share data)

The credit risk profile of consumer loans aggregated by internally assigned grade was as follows:

December 31, 2021	Residential Real Estate First Lien		Residential Real Estate Second Lien		Other Consumer		Total Consumer	
Pass	$ 89,055	98.9 %	$ 47,058	99.7 %	$ 34,529	100.0 %	$ 170,642	99.3 %
Watch	262	0.3	135	0.3	-	-	397	0.3
Nonaccrual	701	0.8	21	-	2	-	724	0.4
Total	$ 90,018	100.0 %	$ 47,214	100.0 %	$ 34,531	100.0 %	$ 171,763	100.0 %
December 31, 2020								
Pass	$ 122,684	98.5 %	$ 77,304	98.9 %	$ 39,148	99.7 %	$ 239,136	98.8 %
Watch	660	0.5	796	1.0	43	0.1	1,499	0.6
Nonaccrual	1,237	1.0	57	0.1	72	0.2	1,366	0.6
Total	$ 124,581	100.0 %	$ 78,157	100.0 %	$ 39,263	100.0 %	$ 242,001	100.0 %

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable losses on loans. The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses and is reduced by net charge-offs. All losses are charged to the allowance when the loss actually occurs or when a determination is made that a loss is confirmed. Subsequent recoveries, if any, are credited to the allowance. The Company's allowance for loan losses consists of two components: 1) a specific reserve on individual loans that are considered impaired, and 2) a general component based upon potential but unidentified losses inherent in the loan portfolio.

If an individually evaluated loan is considered impaired, a specific valuation allowance is allocated through an increase to the allowance for loan losses, if necessary, so that the loan is reported net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of the collateral. Impaired loans or portions thereof, are charged-off when deemed uncollectible.

The general component of the allowance is based on, among other things, the historical loan loss experience for each loan segment, the growth, composition and diversification of the loan portfolio, delinquency and loan classification trends, and the results of recent regulatory examinations. Also, new credit products and policies, economic conditions, concentrations of credit risk, and the experience and abilities of lending personnel are also taken into consideration.

The Company maintains an independent loan review process performed by a third party that reviews and evaluates the credit risk program periodically. Results of these reviews are presented to management and the Board of Directors. The loan review process complements and reinforces the risk identification and assessment decisions made by lenders and credit personnel, as well as the Company's policies and procedures.

There are numerous factors that enter into the evaluation of the allowance for loan losses. Some are quantitative while others require qualitative judgments. Although the Company believes that the processes for determining an appropriate level for the allowance adequately address the various factors that could potentially result in loan losses, the processes and their elements include features that may be susceptible to significant change. Any unfavorable differences between the actual outcome of credit-related events and the Company's estimates and projections could require an additional provision for loan losses, which would negatively impact the results of operations in future periods. Management believes that, given the procedures followed in estimating potential losses in the loan portfolio, the various components used in the current estimation processes are appropriate.

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Pioneer Bancshares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(Amounts in thousands, except for share and per share data)

Generally, a commercial loan, or a portion thereof, is charged-off immediately when it is determined, through the analysis of any available current financial information with regards to the borrower, that the borrower is incapable of servicing unsecured debt, there is little or no prospect for near term improvement and no realistic strengthening action of significance is pending or, in the case of secured debt, when it is determined, through analysis of current information with regards to the Company's collateral position, that amounts due from the borrower are in excess of the calculated current fair value of the collateral. Notwithstanding the foregoing, generally, commercial loans that become past due 180 cumulative days are classified as a loss and charged-off. Generally, a consumer loan, or a portion thereof, is charged-off in accordance with regulatory guidelines which provide that such loans be charged-off when the Company becomes aware of the loss, such as from a triggering event that may include new information about a borrower's intent/ability to repay the loan, bankruptcy, fraud or death, among other things, but in no case should the charge-off exceed specified delinquency timeframes. Such delinquency timeframes state that closed-end retail loans that become past due 120 cumulative days and open-end retail loans that become past due 180 cumulative days should be classified as a loss and charged-off.

Concentration risk limits have been established, among other things, for certain industry concentrations, large balance, highly leveraged credit relationships that exceed specified risk grades, and loans originated with policy, credit and/or collateral exceptions that exceed specified risk grades.

Changes in the allowance for loan losses, distributed by portfolio segment, are shown below.

Allowance for Loan Losses:	Commercial	Commercial Real Estate	Real Estate Construction and Land	Residential Real Estate	Consumer Other	Total
Balance January 1, 2021	$ 2,207	$ 4,439	$ 1,842	$ 1,355	$ 455	$ 10,298
Charge-offs	(174)	(7)	-	(75)	(48)	(304)
Recoveries	59	385	-	5	6	455
Reduction for loan losses	(530)	(680)	(644)	(547)	(249)	(2,650)
Balance December 31, 2021	$ 1,562	$ 4,137	$ 1,198	$ 738	$ 164	$ 7,799
Ending balance individually evaluated for impairment:	$ 397	$ 616	$ -	$ 6	$ 2	$ 1,021
Ending balance collectively evaluated for impairment:	$ 1,165	$ 3,521	$ 1,198	$ 732	$ 162	$ 6,778
Loans:						
Individually evaluated for impairment	$ 975	$ 18,903	$ -	$ 1,610	$ 2	$ 21,490
Collectively evaluated for impairment	109,880	452,592	129,936	135,622	34,529	862,559
Total loans evaluated for impairment	$ 110,855	$ 471,495	$ 129,936	$ 137,232	$ 34,531	$ 884,049

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Pioneer Bancshares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(Amounts in thousands, except for share and per share data)

	Commercial	Commercial Real Estate	Real Estate Construction and Land	Residential Real Estate	Consumer Other	Total
Allowance for Loan Losses:						
Balance January 1, 2020	$ 2,729	$ 2,877	$ 1,162	$ 1,329	$ 152	$ 8,249
Charge-offs	(2,207)	(191)	-	(68)	(69)	(2,535)
Recoveries	124	9	-	3	8	144
Provision for loan losses	1,561	1,744	680	91	364	4,440
Balance December 31, 2020	$ 2,207	$ 4,439	$ 1,842	$ 1,355	$ 455	$ 10,298
Ending balance individually evaluated for impairment:	$ 929	$ 528	$ -	$ 41	$ 96	$ 1,594
Ending balance collectively evaluated for impairment:	$ 1,278	$ 3,911	$ 1,842	$ 1,314	$ 359	$ 8,704
Loans:						
Individually evaluated for impairment	$ 3,407	$ 39,242	$ -	$ 3,569	$ 114	$ 46,332
Collectively evaluated for impairment	184,883	430,290	180,820	199,169	39,149	1,034,311
Purchased credit impaired	-	188	-	-	-	188
Total loans evaluated for impairment	$ 188,290	$ 469,720	$ 180,820	$ 202,738	$ 39,263	$ 1,080,831

Note 4 - Premises and Equipment

Premises and equipment consist of the following at December 31:

	2021	2020
Land and premises	$ 50,496	$ 49,844
Furniture, fixtures and equipment	11,638	11,581
Leasehold improvements	4,067	4,067
Construction in progress	-	329
	66,201	65,821
Less: accumulated depreciation and amortization	(26,986)	(24,668)
Premises and equipment, net	$ 39,215	$ 41,153

Depreciation expense for the years ended December 31, 2021 and 2020 was $2.35 million and $2.4 million, respectively.

Note 5 - Leases

The Company leases certain office facilities and equipment for various terms under long-term, non-cancelable operating lease agreements. The leases expire at various dates through 2025 and provide for renewal options ranging from 1 year to 10 years.

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(29) Pioneer Bancshares, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) The Company included in the determination of the right-of-use assets and lease liabilities any renewal options when the options are reasonably certain to be exercised. The leases provide for increases in future minimum annual rental payments based on defined increases in the Consumer Price Index, subject to certain minimum increases. Also, the agreements generally require the Company to pay real estate taxes, insurance, and repairs. The weighted-average discount rate is based on the discount rate implicit in the lease, or if the implicit rate is not readily determinable from the lease, then the Company estimates an applicable incremental borrowing rate. The incremental borrowing rate is estimated using the Company’s applicable borrowing rates and the contractual lease term. Total right-of-use assets and lease liabilities at December 31, 2021, are as follows: 2021 Right-of-use assets: Operating leases Other assets 1,429$ Operating lease liabilities Accrued expenses and other liabilities 1,498$ Balance Sheet Classification Lease Liabilities: Total lease costs for the year ended December 31, 2021, are as follows: 2021 Operating lease cost 103$ The future minimum lease payments under noncancelable operating leases with terms greater than one year at December 31, 2021, are as follows: Operating 653$ 454 375 87 Total undiscounted lease payments 1,569 Less: imputed interest (71) Net lease liabilities 1,498$ 2022 2023 2024 2025

(30) Pioneer Bancshares, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) Supplemental Lease Information 2021 Weighted-average remaining lease term Operating leases 2.64 Years Weighted-average discount rate Operating leases 3.20% Cash paid for amounts included in the measurement of lease liabilties Operating cash flows from operating leases 913$ Right-of-use assets obtained in exchange for new lease liabilities Operating leases 937$ Note 6 - Deposits Deposits are summarized as follows: 2021 2020 Noninterest-bearing demand 334,907$ 287,119$ Interest-bearing: NOW accounts 91,318 86,373 Money market 425,310 342,532 Savings 41,434 34,994 Time 343,538 541,254 Total deposits 1,236,507$ 1,292,272$ December 31, Time deposits that meet or exceed the FDIC Insurance limit of $250 thousand at December 31, 2021 and 2020, were $114.2 million and $196.5 million, respectively. At December 31, 2021, the scheduled maturities of all time deposits were as follows: 2022 234,679$ 2023 61,432 2024 33,394 2025 10,004 2026 4,029 343,538$ The Company had brokered deposits of $49 million and $118.2 million at December 31, 2021 and 2020, respectively.

(31) Pioneer Bancshares, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) Note 7 - FHLB Advances The Company utilizes FHLB advances to supplement deposits for purposes of funding its lending and investment activities. FHLB advances maturing in 2033 and 2034 are all callable by the FHLB during 2022. At December 31, 2021, the Company had $160 million in FHLB advances as shown in the following table. Maturity Date Balance January 12, 2033 1.560 50,000 August 8, 2033 1.900 65,000 December 14, 2033 1.870 25,000 July 24, 2034 1.190 20,000 160,000$ Interest Rate At December 31, 2021, the Company had available collateral of $116.9 million, substantially all of which was blanket collateral secured by loans and securities. These advances are subject to restrictions or penalties in the event of prepayment. Note 8 - Related Party Transactions Related parties include the Company’s executive officers, directors, significant shareholders (10% or more beneficial ownership), and their affiliates, in which they directly or indirectly have 5% or more beneficial ownership. Loans In the opinion of management, loans to related parties were entered into in the ordinary course of business and were made on the same terms and conditions as similar transactions with unaffiliated persons. Loans to such borrowers are summarized as follows at December 31: 2021 2020 Beginning balance, January 1 158$ -$ New loans during the period - 158 Advances on existing loans during the period - - Repayments during the period (158) - Ending balance, December 31 -$ 158$ Unfunded Commitments The Company had no unfunded commitments as of December 31, 2021 and 2020, to executive officers, directors, shareholders, and their affiliates.

(32) Pioneer Bancshares, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) Deposits Deposits from related parties held by the Company at December 31, 2021 and 2020, amounted to approximately $7.2 million and $3.5 million, respectively. Note 9 - Stock Incentive Plan The Company has shareholder approved share-based compensation plans that are accounted for under ASC 718, Compensation – Stock Compensation, which requires companies to record compensation cost for share-based payment transactions with employees in return for employment service. The Company assumed 300,000 outstanding stock options that had been granted under the 2007 Stock Incentive Plan of legacy Pioneer Bancshares, Inc. No further share awards are allowed under the 2007 Stock Incentive Plan. Additionally, the Company assumed 2,000 options under the 2015 Equity Incentive Plan (the “2015 Plan”) of legacy Pioneer Bancshares, Inc. as part of the merger with FC Holdings, Inc. in 2016. All options assumed are 100% vested and able to be exercised. The 2015 Plan allows for the issuance of up to 614,500 shares of the Company’s common stock in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares to selected directors, executive officers, and employees. The maximum aggregate number of shares that may be issued pursuant to all awards under the 2015 Plan will increase annually on the first day of each fiscal year following the adoption of the 2015 Plan by 30,000 shares. Shares issued in connection with stock compensation awards are issued from available authorized shares and may not be granted with an exercise price less than the fair market value of the Company’s common stock on the date the option is granted and may not be exercised later than ten years after the grant date. Stock Options In 2021, the Compensation Committee of the Board of Directors of the Company issued stock options of Pioneer Bancshares, Inc. pursuant to the 2015 Plan. The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model. Expected volatilities are based on implied volatilities and other factors. The expected term of stock options is based on employees actual vesting behavior and expected volatilities are based on historical volatilities of the Company’s common stock. The risk-free rate for periods within the contractual life of the option is based on the United States Treasury yield curve in effect at the time of grant. The fair value of stock options granted during 2021 and 2020, were $26.00 and $28.00, respectively. The following valuation assumptions were used for options granted: 2021 2020 Expected volatility 34.15% 23.47% Expected dividends - - Expected term 6.5 years 6.5 years Risk-free rate 1.02% 0.98%

(33) Pioneer Bancshares, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) A summary of option activity under the 2015 Plan for the years ended December 31, 2021 and 2020, is presented below: Shares Weighted Average Exercise Price Weighted Average Remaining Contractual Term Aggregate Intrinsic Value Outstanding at December 31, 2019 572,250 23.74$ 7.06 1,916$ Granted 86,500 28.00 - - Exercised (8,000) 12.00 - 128 Forfeited/expired (38,400) 24.54 - - Outstanding at December 31, 2020 612,350 24.44 6.59 2,232 Granted 86,000 26.00 - - Exercised (23,400) 19.60 - 156 Forfeited/expired (32,500) 26.60 - - Outstanding at December 31, 2021 642,450 24.72 5.99 1,306 Exercisable at December 31, 2021 382,250 23.30$ 4.84 1,246$ For the years ended December 31, 2021 and 2020, $334 thousand and $96 thousand, respectively, in cash was received from option exercises. The Company recognized $754 thousand and $831 thousand, respectively, in compensation expense for stock options, which is included in salaries and employee benefits. As of December 31, 2021, unrecognized compensation costs related to nonvested share-based compensation arrangements granted under the Plan totaled $1.6 million. That cost is expected to be recognized over a period of 1.95 years. Restricted Stock Awards In 2018, the Compensation Committee of the Board of Directors of the Company issued restricted stock awards (“RSAs”) of Pioneer Bancshares, Inc. pursuant to the 2015 Plan. The RSAs are subject to time-based vesting conditions and vest over a five-year period, with associated costs recognized on a straight-line basis over the respective vesting periods.

(34) Pioneer Bancshares, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) The following table summarizes information about RSA activity for the years ended December 31, 2021 and 2020: Shares Weighted Average Grant Date Fair Value Outstanding at December 31, 2019 4,800 28.50$ Granted - - Exercised (1,200) 28.50 Forfeited - - Outstanding at December 31, 2020 3,600 28.50$ Granted - - Exercised (1,200) 28.50 Forfeited - - Outstanding at December 31, 2021 2,400 28.50$ As of December 31, 2021, there was $54 thousand of total unrecognized compensation expense related to non- vested RSAs awarded under the Company’s share-based compensation plans. That expense is expected to be recognized over a weighted-average period of 1.21 years. Note 10 - Financial Instruments with Off-Balance-Sheet Risk In the normal course of business, the Company enters into various transactions, which, in accordance with GAAP, are not included on the accompanying consolidated balance sheets. The Company enters into these transactions to meet the financing needs of its customers. These financial instruments include commitments to extend credit for loans in process, commercial lines of credit, overdraft protection lines, and standby letters of credit at both fixed and variable rates of interest. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of the Company’s involvement in particular classes of financial instruments. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments. The following is a summary of the various financial instruments whose contract amounts represent credit risk at December 31: 2021 2020 Commitments to extend credit 182,685$ 194,061$ Standby letters of credit 270$ 482$

(35) Pioneer Bancshares, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements. Some of the loans that have outstanding commitments may be subject to participation agreements in which the Company will sell off a percentage of the commitment when funded, pursuant to the participation agreement. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer. Standby letters of credit are written conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in funding loan facilities. Note 11 - Income Taxes Deferred Tax Assets and Liabilities The Company recognizes deferred tax assets and liabilities for future tax consequences arising from differences between the carrying amounts of existing assets and liabilities under GAAP and their respective tax basis, and for net operating loss carryforwards. The Company evaluates the recoverability of its deferred tax assets at each year- end, weighing all positive and negative evidence, and establishes or maintains a valuation allowance for these assets if it is determined that it is more likely than not that some or all of the deferred tax assets will not be realized. The weight given to the evidence is commensurate with the extent to which the evidence can be objectively verified. If negative evidence exists, positive evidence of greater weight is necessary to support a conclusion that a valuation allowance is not needed. The framework for assessing the recoverability of deferred tax assets requires all evidence available to be weighed, including: 1. the sustainability of recent profitability required to realize the deferred tax assets; 2. the cumulative net income or losses in the consolidated statements of operations in recent years; 3. unsettled circumstances that, if unfavorably resolved, would adversely affect future operations and profit levels on a continuing basis in future years; 4. the carryforward periods for net operating losses. No valuation allowance for deferred tax assets was recorded as of December 31, 2021 and 2020, as management believes it is more-likely-than-not that all deferred taxes will be realized because they are supported by recoverable taxes paid in prior years. There were no unrecognized tax benefits as of December 31, 2021 and 2020, that would reduce the Company’s effective tax rate in future periods. At December 31, 2021, the Company’s net operating loss carryforward was $70.2 million.

(36) Pioneer Bancshares, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) The following table displays the Company’s deferred tax assets and deferred tax liabilities as of December 31: 2021 2020 Deferred tax assets: Net operating losses and charitable contribution carryovers 14,748$ 17,680$ Allowance for loan losses 1,638 2,163 Goodwill 187 526 Depreciation 486 321 Alternative minimum tax credit - 292 Accrued bonus 308 275 Stock options 274 217 Other-than-temporary impairment 151 151 Interest on nonaccrual loans 45 108 Core deposit intangibles 60 71 Executive supplemental income payable 60 63 Fair value adjustment to loans 68 55 Partnership investments 55 30 Other - 5 18,080 21,957 Deferred tax liabilities: Unrealized loss(gain) on available-for-sale securities 601 (570) SBA servicing asset (479) (465) Deferred loan fees and costs 44 42 166 (993) Net deferred tax asset 18,246$ 20,964$ Income Tax Expense The following table displays the components of the Company’s expense for income taxes for the years ended December 31: 2021 2020 Current income tax expense (130)$ -$ Deferred income tax expense 3,891 2,891 Income tax expense 3,761$ 2,891$

(37) Pioneer Bancshares, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) Income tax expense at the statutory rate of 21% for the years ended December 31,2021 and 2020, differs from federal income tax for financial reporting purposes as follows: 2021 2020 Tax expense calculated at statutory rate 3,377$ 2,930$ Changes resulting from: Non deductible merger & acquisition expenses 216 - Non deductible stock-based compensation 88 67 Other nondeductible expense 16 51 Tax-exempt interest income (11) (31) Other tax-exempt income (114) (126) Alternative minimum tax and other 189 - Income tax expense 3,761$ 2,891$ Note 12 - Commitments and Contingencies The Company and its subsidiary, the Bank, are subject to claims and lawsuits that arise primarily in the ordinary course of business. Based on information presently available and advice received from legal counsel representing the Company and the Bank, it is the opinion of management that the disposition or ultimate determination of such claims and lawsuits will not have a material adverse effect on the financial position of the Company. The Company has employment agreements with certain executive officers. These agreements provide for severance payments up to two times base compensation and a bonus payment upon the occurrence of a change in control. Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable, and the amount or range of loss can be reasonably estimated. Management does not believe there are any such matters that will have a material effect on the consolidated financial statements. Note 13 - Regulatory Matters Regulatory Capital Compliance The Bank is subject to various regulatory capital requirements administered by its primary federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct, material effect on the consolidated financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank performs reviews of the classification and calculation of risk-weighted assets to ensure accuracy and compliance with the Basel III regulatory capital requirements as implemented by the Board of Governors of the Federal Reserve System. The capital classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Quantitative measures established by regulation to ensure capital adequacy require the companies to maintain minimum amounts and ratios (set forth in the following table) of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of common equity Tier 1, Tier 1 and total capital (as defined) to risk-weighted assets (as defined).

Pioneer Bancshares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(Amounts in thousands, except for share and per share data)

As of December 31, 2021, the Bank was classified as well capitalized under the Prompt Corrective Action Provisions, as defined. To be categorized as well capitalized, the Bank must maintain minimum total risk-based capital, Tier I risk-based capital, common equity Tier I risk-based capital and Tier I leverage ratios as set forth in the table. There are no conditions or events that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios for 2021 and 2020, are presented in the following table:

	Actual		Minimum Capital Required Including Conservation Buffer Under Basel III		Required To Be Well Capitalized Under Prompt Corrective Action Provisions	
December 31, 2021	Amount	Ratio	Amount	Ratio	Amount	Ratio
Pioneer Bank, SSB						
Total capital (to risk-weighted assets)	$ 174,391	16.6%	$ 110,309	10.5%	$ 105,056	10.0%
Tier I capital (to risk-weighted assets)	166,592	15.9	89,298	8.5	84,045	8.0
Tier I leverage (to adjusted average assets)	166,592	10.6	62,851	4.0	78,564	5.0
Common equity tier I capital (to risk-weighted assets)	166,592	15.9	73,539	7.0	68,286	6.5
December 31, 2020						
Pioneer Bank, SSB						
Total capital (to risk-weighted assets)	$ 159,521	12.9%	$ 129,357	10.5%	$ 123,197	10.0%
Tier I capital (to risk-weighted assets)	149,223	12.1	104,717	8.5	98,558	8.0
Tier I leverage (to adjusted average assets)	149,223	8.3	71,760	4.0	89,700	5.0
Common equity tier I capital (to risk-weighted assets)	149,223	12.1	86,238	7.0	80,078	6.5

Dividend Policy

The ability of a subsidiary bank to pay dividends depends on its earnings and capital levels and may be limited by their regulator's directives or orders. A bank generally must obtain regulatory approval of a dividend if the total dividends declared during the current year, including the proposed dividend, exceed net income for the current year and retained net income for the prior two years. The Bank's current practice is not to pay dividends, except to cover the expenses of the Company.

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(39) Pioneer Bancshares, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) Note 14 - Fair Value Disclosures ASC 820, Fair Value Measurements and Disclosures, specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. These inputs are summarized in the three broad levels listed below: Level 1 – Quoted prices in active markets for identical assets or liabilities that the entity can access at the measurement date. There are no Level 1 securities. Level 2 – Other significant observable inputs (including quoted prices in active markets for similar assets or liabilities) or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets include U.S. government and government agency mortgage- backed debt securities. Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair values requires significant management judgment or estimation. Level 3 assets include certain securities, impaired loans, foreclosed assets and other real estate owned. The following table presents balances of assets measured at fair value on a recurring basis: Total Level 1 Level 2 Level 3 Fair Value December 31, 2021 Securities available-for-sale: Mortgage-backed securities -$ 10,942$ -$ 10,942$ Corporate debt securities - 19,875 - 19,875 Taxable - 148,965 - 148,965 SBA Pools - - 362 362 Total -$ 179,782$ 362$ 180,144$ December 31, 2020 Securities available-for-sale: Mortgage-backed securities -$ 136,763$ -$ 136,763$ Corporate debt securities - 45,803 - 45,803 Tax-exmpt - 2,739 - 2,739 Taxable - 136,347 - 136,347 SBA Pools - 2,300 628 2,928 Total -$ 323,952$ 628$ 324,580$ Obligations of state and political subdivisions: Obligations of state and political subdivisions:

(40) Pioneer Bancshares, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) The fair value of Level 3 SBA Pools is determined by an independent third party. The approach to determine the fair value involves benchmarking yield and price levels based on borrower type and similar structure, as well as the seasoning of pools. Pricing on SBA pools is evaluated monthly. There were no other assets transferred into or out of Level 3. Certain financial instruments are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). For assets measured at fair value on a nonrecurring basis during 2021 and 2020, that were still held on the consolidated balance sheets at December 31, 2021 and 2020, the following table provides the carrying value of the related individual assets at period end and the level of valuation assumption used: Total Level 3 Total Level 3 Impaired loans 8,849$ 8,849$ 24,000$ 24,000$ Foreclosed assets - - 46 46 Other real estate owned 81 81 583 583 Total 8,930$ 8,930$ 24,629$ 24,629$ December 31, 2021 December 31, 2020 Impaired Loans The fair value of impaired loans (if not collateral dependent) is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. If repayment is expected solely from the collateral, impaired loans are reported at the fair value of the underlying collateral. Collateral values are estimated using Level 3 inputs based on observable market data, typically in the case of real estate collateral, or based on customized discounting criteria, typically in the case of non-real estate collateral such as inventory, accounts receivable, equipment or other business assets. Foreclosed Assets Foreclosed assets are adjusted to fair value less estimated costs to sell upon transfer of the loans to foreclosed assets. Subsequently, these assets are carried at the lower of carrying value or fair value less estimated costs to sell. Fair value is generally based upon independent market prices or appraised values of the property. Other Real Estate Owned Other real estate owned is recorded at its estimated fair value less estimated holding and selling costs at the date of transfer. Any excess of the related loan balance over the fair value less expected selling costs is charged to the allowance for loan losses. Subsequent declines in fair value are reported as adjustments to the carrying amount and are recorded against earnings. The fair value of other real estate owned is determined using appraisals or other indications of value based on recent comparable sales of similar properties or assumptions generally observable in the marketplace.

(41) Pioneer Bancshares, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) Note 15 - Employee Benefit Plans The Company has an executive supplemental income plan (“ESI”) that provides life insurance benefits and retirement benefits for certain officers and former employees. Benefits from the ESI are payable from the Company’s general unpledged assets. The Company recognizes the cost of providing benefits under these plans by charging to earnings a periodic accrual for estimated future retirement benefits. The provision for expense under the ESI plan was approximately $27 thousand and $26 thousand for 2021 and 2020, respectively. Payments totaled $47 thousand and $51 thousand in 2021 and 2020, respectively. The related accrued liability was approximately $284 thousand and $302 thousand at December 31, 2021 and 2020, respectively, and is included in accrued interest payable and other liabilities in the accompanying consolidated financial statements. The Bank has invested in single premium BOLI and is the owner and beneficiary of the life insurance policies. The Bank insures key employees and holds the policies until maturity. This BOLI investment provides an asset to assist in financing the Bank’s employee benefit costs, while generating investment yields with strong underlying credit quality. Increases in the cash value will be used to offset employee benefit costs. The Company is the beneficiary of group whole life insurance policies covering participants of the ESI and the BOLI. The cash surrender value of the related policies is approximately $21.3 million and $20.7 million at December 31, 2021 and 2020, respectively. The Company has adopted a 401(k)-retirement plan (the “401(k) Plan”) for the benefit of substantially all employees. The 401(k) Plan allows employees to defer a portion of their salary to the 401(k) Plan, not to exceed the maximum limits established by the Internal Revenue Service. The Company matches 100% of the deferral not over 3% of the employee’s salary, plus 50% of the deferral contributions over 3% of the employee’s salary, up to a maximum match of 4%. The Company may also make discretionary contributions annually as approved by the Board of Directors. All Company contributions vest immediately. For the years ended December 31, 2021 and 2020, the Company’s contributions under the 401(k) Plan totaled $597 thousand and $592 thousand, respectively. Note 16 - Derivative Financial Instruments During the year ended December 31, 2021, the Company entered into fifty-two financial derivatives to manage the exposure to changes in fair value associated with certain available-for-sale investment securities and fixed rate loans. The Company had no financial derivatives as of December 31, 2020. Financial derivatives are reported at fair value in accrued interest receivable and other assets or accrued interest payable and other liabilities. Derivatives Designated as Cash Flow Hedges For derivative instruments that are designated and qualify as a cash flow hedge, the aggregate fair value of the derivative instrument is recorded in accrued interest receivable and other assets or accrued interest payable and other liabilities with any gain or loss related to changes in fair value recorded in accumulated other comprehensive income (loss), net of tax. The gain or loss is reclassified into earnings in the same period during which the hedged asset or liability affects earnings and is presented in the same income statement line item as the earnings effect of the hedged asset or liability. The Company uses forward cash flow hedges in an effort to manage future interest rate exposure on certain investment securities.

(42) Pioneer Bancshares, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) The hedging strategy converts the fixed interest rate on the investment security to a variable interest rate and is used in an effort to protect the Company from interest rate variability. The Company assesses the hedge effectiveness both at the onset of the hedge and throughout the life of the derivative. To the extent that the derivative instruments are highly effective in offsetting the variability of the hedged cash flows or fair value, changes in the fair value of the derivative are included as a component of accumulated other comprehensive income (loss) on the consolidated balance sheets. Although the Company has determined at the onset of the hedges that the derivative instruments will be highly effective hedges throughout the term of the contract, any portion of derivative instruments subsequently determined to be ineffective will be recognized in earnings. A summary of the Company’s cash flow hedge relationship as of December 31, 2021, is as follows: Notional Amount Estimated Fair Value Interest rate swaps designated as cash flow hedges 203,060$ 943$ December 31, 2021 Note 17 - Parent Company Only Financial Information Parent company only financial information follows: 2021 2020 Assets Cash 587$ 253$ Investment in bank subsidiary 175,768 167,056 Net deferred tax asset 5,100 5,100 Total assets 181,455$ 172,409$ Liabilities and Shareholders' Equity Other liabilities 74$ 74$ Shareholders' equity 181,382 172,335 Total liabilities and shareholders' equity 181,456$ 172,409$ December 31 Statements of Financial Condition

(43) Pioneer Bancshares, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) 2021 2020 Undistributed income in bank subsidiary 12,320$ 11,062$ Net income 12,320$ 11,062$ Comprehensive income, net 7,916$ 11,671$ Statements of Operations and Comprehensive Income (Loss) Year Ended December 31 2021 2020 Operating activities: Net income 12,320$ 11,062$ Undistributed (income) in bank subsidiary (12,320) (11,062) Change in other assets and other liabilities - (9) Net cash from operating activities - (9) Financing activities: Exercise of stock options 334 96 Net change in cash 334 87 Beginning cash 253 166 Ending cash 587$ 253$ Statements of Cash Flows Year Ended December 31 Note 18 - Recently Issued Accounting Standards Adoption of New Accounting Standards ASU 2018-07, Compensation-Stock Compensation expands the scope of ASC 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The amendments also clarify that ASC 718 does not apply to share-based payments used to provide either financing to the issuer or awards granted in conjunction with selling goods or services to customers under a contract subject to ASC 606, Revenue from Contracts with Customers. The Company adopted this ASU effective January 1, 2020 and it did not have an impact on the financial statements.

(44) Pioneer Bancshares, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) ASU 2018-13, Fair Value Measurement Disclosure Framework modifies the disclosure requirements on fair value measurements outlined in Topic 820, Fair Value Measurements. Specifically, the amendments in the ASU remove the requirements to disclose the amount and reasons for transfers between fair value hierarchy levels, the policy for timing of transfers between levels, the valuation processes for Level 3 fair value measurements, and for nonpublic entities, disclosure of the changes in unrealized gains and losses for the period included in earnings for recurring Level 3 fair value measurements. Additionally, the ASU adds disclosure requirements regarding changes in unrealized gains and losses for the period included in other comprehensive income related to Level 3 fair value measurements, and disclosure of the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The Company adopted this ASU effective January 1, 2020. The impact is limited to presentation and disclosure changes that did not have an impact on the Company’s financial statements. ASU 2018-13, Fair Value Measurement Disclosure Framework modifies the disclosure requirements on fair value measurements outlined in Topic 820, Fair Value Measurements. Specifically, the amendments in the ASU remove the requirements to disclose the amount and reasons for transfers between fair value hierarchy levels, the policy for timing of transfers between levels, the valuation processes for Level 3 fair value measurements, and for nonpublic entities, disclosure of the changes in unrealized gains and losses for the period included in earnings for recurring Level 3 fair value measurements. Additionally, the ASU adds disclosure requirements regarding changes in unrealized gains and losses for the period included in other comprehensive income related to Level 3 fair value measurements, and disclosure of the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The Company adopted this ASU effective on January 1, 2020 and it did not have an impact on the financial statements. ASU 2018-15, Intangibles – Goodwill and Other – Internal Use Software aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The Company adopted this ASU effective on January 1, 2021 and it did not have an impact on the financial statements. ASU 2016-02, Leases (Topic 842), will, among other things, require lessees to recognize a lease liability, which is a lessee's obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of- use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2016-02 does not significantly change lease accounting requirements applicable to lessors; however, certain changes were made to align, where necessary, lessor accounting with the lessee accounting model and ASC 606, Revenue from Contracts with Customers. The Company adopted the new standard as of January 1, 2021, using the required modified retrospective transition. The Company recognized lease liabilities and corresponding right-to-use assets (at their present value) related to predominantly all of the future minimum lease payments required under operating leases. The balance sheet effects of the new lease accounting standard also impacted regulatory capital ratios, performance ratios, and other measures which are dependent upon asset or liability balances. Accounting Standards Issued but Not Yet Adopted ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts and requires enhanced disclosures related to the significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. In addition, ASU 2016-13 amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration.

(45) Pioneer Bancshares, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2021 and 2020 (Amounts in thousands, except for share and per share data) ASU 2016-13 will be effective January 1, 2022. We are currently evaluating the potential impact of ASU 2016-13 on the financial statements. We are currently developing an implementation plan to include assessment of processes, portfolio segmentation, model development, system requirements and the identification of data and resource needs, among other things. The adoption of ASU 2016-13 is likely to result in an increase in the allowance for loan losses as a result of changing from an “incurred loss” model, which encompasses allowances for current known and inherent losses within the portfolio, to an “expected loss” model, which encompasses allowances for losses expected to be incurred over the life of the portfolio. Furthermore, ASU 2016-13 will necessitate that we establish an allowance for expected credit losses on debt securities. While we are currently unable to reasonably estimate the impact of adopting ASU 2016-13, we expect that the impact of adoption will be significantly influenced by the composition, characteristics and quality of our loan and securities portfolios as well as the prevailing economic conditions and forecasts as of the adoption date. Note 19 - Company Merger On May 11, 2021, the Company entered into a definitive agreement with FirstSun Capital Bancorp (“FirstSun”), the holding company of Sunflower Bank, N.A. (“Sunflower”), whereby the Company and its subsidiary Pioneer Bank, SSB will be merged with and into FirstSun and Sunflower, respectively. Under the terms of the agreement, FirstSun will issue 1.0443 shares of FirstSun common stock for each outstanding share of, and option to purchase a share of, Pioneer Bancshares capital stock, subject to certain conditions and potential adjustments. The merger has been approved by the Boards of Directors of both companies and the shareholders of Pioneer Bancshares and is expected to close during the first quarter of 2022, although delays may occur. The transaction is subject to certain conditions, including the approval by Pioneer Bancshares’ shareholders and customary regulatory approvals. Note 20 - Subsequent Events Management has evaluated subsequent events through April 12, 2022, which was the date the accompanying consolidated financial statements were available to be issued. The Company received regulatory approval for the merger with FirstSun on March 8, 2022.

Auditor’s Report

Crowe LLP Independent Member Crowe Global (Continued) 3. INDEPENDENT AUDITOR’S REPORT To the Board of Directors and Audit Committee of Pioneer Bancshares, Inc. Austin, Texas Opinion on Internal Control Over Financial Reporting We have audited Pioneer Bancshares, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2021, based on criteria established in the Internal Control – Integrated Framework (2013), issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) relevant to reporting objectives for the express purpose of meeting the regulatory requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA). In our opinion, Pioneer Bancshares, Inc. and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2021 based on criteria established in Internal Control – Integrated Framework (2013) issued by COSO relevant to reporting objectives for the express purpose of meeting the regulatory requirements of Section 112 of FDICIA. We also have audited, in accordance with auditing standards generally accepted in the United States of America (GAAS), the 2021 financial statements of Pioneer Bancshares, Inc. and Subsidiaries, and our report dated April 12, 2022, expressed an unmodified opinion. Basis for Opinion We conducted our audit in accordance with GAAS. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of Internal Control Over Financial Reporting section of our report. We are required to be independent of Pioneer Bancshares, Inc. and Subsidiaries and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Responsibilities of Management for Internal Control Over Financial Reporting Management is responsible for designing, implementing, and maintaining effective internal control over financial reporting, and for its assessment about the effectiveness of internal control over financial reporting, included in the accompanying Management Report. Auditor’s Responsibilities for the Audit of Internal Control Over Financial Reporting Our objectives are to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects and to issue an auditor’s report that includes our opinion on internal control over financial reporting. Reasonable assurance is a high level of assurance but is not absolute assurance and, therefore, is not a guarantee that an audit of internal control over financial reporting conducted in accordance with GAAS will always detect a material weakness when it exists.

4. In performing an audit of internal control over financial reporting in accordance with GAAS, we: • Exercise professional judgment and maintain professional skepticism throughout the audit. • Obtain an understanding of internal control over financial reporting, assess the risks that a material weakness exists, and test and evaluate the design and operating effectiveness of internal control over financial reporting based on the assessed risk. Definition and Inherent Limitations of Internal Control Over Financial Reporting An entity’s internal control over financial reporting is a process effected by those charged with governance, management, and other personnel, designed to provide reasonable assurance regarding the preparation of reliable financial statements in accordance with accounting principles generally accepted in the United States of America. Because management’s assessment and our audit were conducted to meet the reporting requirements of Section 112 of FDICIA, our audit of Pioneer Bancshares, Inc. and Subsidiaries’ internal control over financial reporting included controls over the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America and with the instructions to the Parent Company Only Financial Statements for Small Bank Holding Companies (Form FR Y-9SP). An entity’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the entity; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the entity are being made only in accordance with authorizations of management and those charged with governance; and (3) provide reasonable assurance regarding prevention, or timely detection and correction, of unauthorized acquisition, use, or disposition of the entity’s assets that could have a material effect on the financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent, or detect and correct, misstatements. Also, projections of any assessment of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Restriction on Use This report is intended solely for the information and use of management, the audit committee, the Board of Directors, others within the Company, the Federal Deposit Insurance Corporation, and Texas Department of Banking and is not intended to be and should not be used by anyone other than these specified parties. Crowe LLP Houston, Texas April 12, 2022